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                                                                     EXHIBIT C-3

                      NONQUALIFIED STOCK OPTION AGREEMENT
                           FOR NON-EMPLOYEE DIRECTORS


     AM International, Inc., a Delaware corporation (the "Company"), hereby grants to (the "Optionee") as of , 1996 (the "Option Date"), pursuant to the provisions of the AM International, Inc. 1994 Long Term Incentive Plan (the "Plan"), a non-qualified option to purchase from the Company (the "Option") shares of its Common Stock, $.01 par value ("Stock"), at the price of $ per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     1. Option Subject to Acceptance of Agreement.

     The Option shall become null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

     2. Time and Manner of Exercise of Option.

     2.1. Maximum Term of Option. In no event may the Option be exercised, after February 7, 2006 (the "Expiration Date").

     2.2. Exercise of Option. (a) The Option shall become exercisable as to 100% of the Stock subject to the Option on the date hereof, and as otherwise provided pursuant to Section 2.2(b) hereof or in accordance with Section 5.2 of the Plan.

     (b) If the Optionee's service as a director of the Company terminates for any reason the Option shall be exercisable by the Optionee or the Optionee's Legal Representative for a period extending from the effective date of such termination until (1) three months after the effective date of such termination as a director, or (2) the Expiration Date.

     2.3 Method of Exercise. (a) Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the satisfaction of the Company) either (i) in cash, (ii) in previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares and for which the Optionee has good title free and clear of all liens and encumbrances) having a Fair Market Value determined as of the date of exercise, (iii) by authorizing the Company to withhold whole shares of Stock which would otherwise be deliverable upon exercise of the Option having a Fair Market Value determined as of the date of exercise, (iv) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (v) a combination of (i), (ii) and (iii), and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (v). No shares of Stock shall be delivered until the full purchase price therefor has been paid.

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     (b)  Unless the Committee otherwise determines, if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the following provisions shall apply to the Optionee's election to authorize the Company to withhold whole shares of Stock purchasable upon exercise of the Option in payment of all or a portion of the option price:

     (1) Such election may apply only to the Option or any or all options held by the Optionee, shall be filed with the Secretary of the Company (the "Company Officer") at least six months prior to the exercise date of the Option and may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death) or (2) such election (i) shall be subject to approval by the Committee, (ii) may not take effect during the six-month period beginning on the date of grant of the Option (other than in the event of the Optionee's death), (iii) must be filed with Company Officer during (or must be filed with Company Officer in advance of, but take effect during) the ten business day period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and (iv) the exercise of the Option must occur during such ten business day period. Unless the Committee otherwise determines, any election pursuant to clause (1) may be revoked or changed only if such revocation or change is made at least six months prior to the exercise of the Option. Any election made pursuant to clause (2) may be revoked or changed prior to the exercise of the Option during the ten business day period.

     2.4 Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

     (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     3. Additional Terms and Conditions of Option.

     3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution.
During the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

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     3.2. Investment Representation.  The Optionee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board of the Committee shall in its sole discretion deem necessary or advisable.

     3.3 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without a change in the aggregate purchase price, other than a change in the aggregate purchase price resulting from rounding. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding the amount and timing of any adjustment pursuant to this
Section 3.3 shall be final, binding and conclusive.

     3.4. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     3.5. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in
Section 3.3.

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     3.6. Option Confers No Rights as Stockholder.  The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

     3.7. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

     3.8. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

     4. Miscellaneous Provisions.

     4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an "incentive stock option" within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); this Agreement shall be interpreted and treated consistently with such designation.

     4.2. Meaning of Certain Terms. (a) References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

     (b) As used herein, the term "Legal Representative" shall include an executor, administrator, guardian, legal representative or other person acting in a similar capacity.

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     4.3. Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

     4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, or (c) by telecopy with confirmation of receipt. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, in case of mailing by certified or registered mail, five days following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt.

     4.5. Governing Law. The Option, this Agreement, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

     4.6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                           AM INTERNATIONAL, INC.


                                           By:________________________________


Accepted this __day of

_________________, 199_.



______________________
Optionee






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